EXHIBIT NO. 12



                        NUI CORPORATION AND SUBSIDIARIES
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                   Year Ended September 30,
                                 2000     1999     1998     1997     1996
    Income from continuing
      operations before
      income taxes               $44,893  $41,718  $21,024  $30,172  $23,040

    Less:
      Adjustment related to
       equity investments         (2,187)    (631)    (402)  (2,317)      --

    Add:
      Interest element of
       rentals charged to
       income(a)                   2,288    3,144    3,239    3,299    2,930

      Interest expense            21,708   21,836   20,496   21,374   19,808
                                 -------  -------  -------  -------  -------
        Earnings as defined      $66,702  $66,067  $44,357  $52,528  $45,782
                                 =======  =======  =======  =======  =======

    Interest expense             $21,708  $21,836  $20,496  $21,374  $19,808
    Capitalized interest             754       83      272      186      150
    Interest element of
     rentals charged to
     income (a)                    2,288    3,144    3,239    3,299    2,930
                                 -------  -------  -------  -------  -------
        Fixed charges as
         defined                 $24,750  $25,063  $24,007  $24,859  $22,888
                                 =======  =======  =======  =======  =======

    Consolidated ratio of
    earnings to fixed
    charges                         2.70     2.64     1.85     2.11    2.00
                                    ----     ----     ----     ----    ----

     (a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.